Exhibit T3A.4.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:21 PM 04/09/2007
FILED 11:55 AM 04/09/2007
SRV 070411571 – 0514605 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
     C.I.T. Leasing Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of C.I.T. Leasing Corporation be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read in its entirety as follows:
“FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Eleven Thousand (11,000) all of such shares shall be without par value.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said C.I.T. Leasing Corporation has caused this certificate to be signed by Eric S. Mandelbaum its Senior Vice President & Secretary, this 6 day of April, 2007.

C.I.T. LEASING CORPORATION
By:	/s/ Eric S. Mandelbaum
Eric S. Mandelbaum
Sr. Vice President & Secretary